Exhibit 99.77(d)

Policies with Respect to Security Investments

1)           On January 22, 2015, the Board of Trustees of Voya Emerging Markets Corporate Debt Fund and Voya Emerging Markets Hard Currency Debt Fund approved revisions to the Funds’ principal investment strategies to change the weighted average portfolio duration from 4 to 10 years to 0 to 10 years. Each Fund’s principal investment strategies were revised to delete and replace the fifth paragraph with the following:

The Fund may invest in obligations of any credit quality and may invest without limit in debt securities that are below investment-grade (commonly referred to as “junk bonds”). The Fund expects to maintain a weighted average portfolio duration of between 0 and 10 years. Duration is the most commonly used measure of risk in fixed-income investment as it incorporates multiple features of the fixed-income instrument (i.e., yield, coupon, maturity, etc.) into one number. Duration is a measure of sensitivity of the price of a fixed-income instrument to a change in interest rates. Duration is a weighted average of the times that interest payments and the final return of principal are received. The weights are the amounts of the payments discounted by the yield-to-maturity of the fixed-income instrument. Duration is expressed as a number of years. The bigger the duration number, the greater the interest rate risk or reward for the fixed-income instrument prices. For example, the price of a bond fund with an average duration of five years would be expected to fall approximately 5% if interest rates rose by one percentage point. Conversely, the price of a bond fund with an average duration of five years would be expected to rise approximately 5% if interest rates drop by 1%.

2)           On March 12, 2015, the Board of Trustees of Voya Emerging Markets Local Currency Debt Fund approved revisions to the Fund’s principal investment strategies to revise the references to “emerging market currencies.” Effective May 22, 2015, the first paragraph of the Fund’s principal investment strategies was deleted and replaced with the following:

Under normal market conditions, the Fund invests at least 80% of its net assets (plus borrowings made for investment purposes) in fixed-income and floating rate debt instruments which are denominated in currencies of countries with emerging securities markets and in derivative instruments that provide investment exposure to such securities. The Fund will provide shareholders with at least 60 days’ prior written notice of any changes in this investment policy. The Fund normally invests primarily in fixed-income and floating rate debt instruments that are issued by governments, governmental agencies, supranational organizations, and corporations. The Fund considers instruments denominated in hard currencies (currencies in which investors have confidence and are typically currencies of economically and politically stable industrialized nations) to be issued in an emerging market currency, if a hard currency is the official currency of the emerging market country and if the instrument is issued under local law.

3)            On March 12, 2015, the Board of Trustees of Voya Emerging Markets Local Currency Debt Fund approved revisions to the Fund’s principal investment strategies to change the weighted average portfolio duration from 2 to 6 years to 0 to 8 years. Effective May 22, 2015, the fifth paragraph of the Fund’s principal investment strategies was deleted and replaced with the following:

The Fund may invest in obligations of any credit quality and may invest without limit in debt securities that are below investment-grade (commonly referred to as “junk bonds”). While the Fund expects to maintain a weighted average portfolio duration of between 0 and 8 years, there are no maturity restrictions on the overall portfolio. Duration is the most commonly used measure of risk in fixed-income investment as it incorporates multiple features of the fixed-income instrument (i.e., yield, coupon, maturity, etc.) into one number. Duration is a measure of sensitivity of the price of a fixed-income instrument to a change in interest rates. Duration is a weighted average of the times that interest payments and the final return of principal are received. The weights are the amounts of the payments discounted by the yield-to-maturity of the fixed-income instrument. Duration is expressed as a number of years. The bigger the duration number, the greater the interest rate risk or reward for the fixed-income instrument prices. For example, the price of a bond fund with an average duration of five years would be expected to fall approximately 5% if interest rates rose by 1%. Conversely, the price of a bond fund with an average duration of five years would be expected to rise approximately 5% if interest rates drop by 1%.